Exhibit 2.1

Execution Copy

PURCHASE AND SALE AGREEMENT

by and between

SEMMATERIALS, L.P.

(“Seller”)

and

SEMGROUP ENERGY PARTNERS OPERATING, L.L.C.

(“Buyer”)

January 14, 2008

i

(continued)

(continued)

(continued)

DISCLOSURE SCHEDULES		EXHIBITS
1.1(i)	Buyer Knowledge Individuals	A Amended and Restated Omnibus Agreement
1.1(ii)	Seller Knowledge Individuals	B Contribution Agreement
1.1(iii)	Material Ground Lease	C Terminal Access and Use Agreement
1.1(iv)	Material Real Property	D Terminalling and Storage Agreement
1.1(v)	Permitted Liens
3.3	Seller Approvals
3.4	Litigation
4.5	Certain Changes
4.8	Environmental Matters
4.9	Legal Compliance
4.11	Title to Property
5.3	Buyer Approvals
7.1(j)	Required Governmental Consents
7.1(k)	Buyer Third Party Consents
7.2(i)	Seller Third Party Consents

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of January 14, 2008 (this “Agreement”), is entered into by and among SemMaterials, L.P., a limited partnership organized under the Laws of the State of Oklahoma (“Seller”), and SemGroup Energy Partners Operating, L.L.C., a limited liability company organized under the Laws of the State of Delaware (“Buyer”).

RECITALS

WHEREAS, Seller and K.C. Asphalt, L.L.C., a limited liability company organized under the Laws of Colorado (“K.C. Asphalt”), own all of the Acquired Assets (as defined herein);

WHEREAS, Seller recently formed SemMaterials Energy Partners, L.L.C., a limited liability company organized under the Laws of Delaware (the “Company”), and owns all of the limited liability company membership interests (the “Purchased Interests”) of the Company;

WHEREAS, on or prior to the Closing Date (as defined herein), Seller and K.C. Asphalt will contribute the Acquired Assets to the Company pursuant to the Contribution Agreement (as defined herein);

WHEREAS, Seller desires to sell and transfer, and Buyer desires to purchase and acquire, the Purchased Interests on the terms and conditions set forth in this Agreement; and

WHEREAS, in order to induce Seller to undertake the transactions described herein, MLP (as defined herein) desires to guaranty Buyer’s obligations hereunder.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquired Assets” means those asphalt and residual fuel terminals and related assets which will be contributed by Seller and K.C. Asphalt to the Company pursuant to the terms and conditions of the Contribution Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise; provided that, for purposes of this Agreement, MLP GP, MLP and MLP’s Subsidiaries, including Buyer, shall not be deemed to be Affiliates of Seller and Seller and its parent entities and affiliates shall not be deemed to be Affiliates of

Buyer. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Amended and Restated Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement by and among Parent, SemManagement, Seller, the Company, MLP and MLP GP in the form of Exhibit A attached hereto.

“Assignments” has the meaning provided such term in the Contribution Agreement.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Oklahoma or a federal holiday in the United States.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Ancillary Document” means each agreement, document or certificate to be delivered by Buyer at Closing pursuant to Section 2.3(c), including the Amended and Restated Omnibus Agreement.

“Buyer Approvals” has the meaning provided such term in Section 5.3.

“Buyer Entities” means Buyer, MLP and MLP GP.

“Buyer Indemnified Parties” has the meaning provided such term in Section 8.2(a).

“Claim Notice” has the meaning provided such term in Section 8.3(a).

“Closing” has the meaning provided such term in Section 2.3(a).

“Closing Date” has the meaning provided such term in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning provided such term in the Recitals to this Agreement.

“Conflicts Committee” means the conflicts committee of the board of directors of MLP GP.

“Contract” means any legally binding agreement, commitment, lease, license or contract, including any amendments, modifications and supplements thereto.

“Contribution Agreement” means that certain Contribution Agreement by and among Seller, K.C. Asphalt and the Company in the form of Exhibit B attached hereto.

“Disclosure Schedule” means the schedules attached hereto.

“Dollars” and “ $ “ mean the lawful currency of the United States.

“Easements” has the meaning provided such term in the Contribution Agreement.

“Effective Time” has the meaning provided such term in Section 2.3(a).

“Environmental Law” means any applicable Law relating to health, safety, the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and any applicable Law relating to health, safety, the environment, natural resources or the protection thereof, and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Fundamental Representations and Warranties” means the representations and warranties contained in Sections 3.1, 3.2, 3.6., 4.1, 4.2 and 4.11.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Ground Lease” means those leases of a portion or portions of the Real Property to either Seller or K.C. Asphalt that are to be contributed and assigned to the Company pursuant to the Assignments.

“Hazardous Substance(s)” means and includes, each substance defined, designated, classified or regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, radioactive material or byproduct, or toxic substance under any Environmental Law and any petroleum or petroleum products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all capitalized lease obligations, (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (g) all indebtedness of any other Person of the type referred to in clauses (a) to (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.

“Indemnified Party” has the meaning provided such term in Section 8.3(a).

“Indemnifying Party” has the meaning provided such term in Section 8.3(a).

“K.C. Asphalt” has the meaning provided such term in the Recitals to this Agreement.

“Knowledge” as to Buyer means the actual knowledge, after due inquiry, of those Persons listed in Schedule 1.1(i) and as to Seller means the actual knowledge, after due inquiry, of those Persons listed in Schedule 1.1(ii).

“Law” means any applicable law (including common law) rule, regulation, ordinance, order, judgment or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement.

“Lien(s)” means, with respect to any property or asset, any mortgage, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.

“Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel); provided, however, the foregoing definition of “Losses” is subject to and restricted by the provisions of Section 8.7(b).

“Material Adverse Effect” means, with respect to any Person, any circumstance, change or effect that (a) is materially adverse to the business, operations or financial condition of such Person (and in the case of the Company, of the Company and its assets, including the Acquired Assets, taken as a whole) or (b) that materially impedes the ability of such Person to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from:

(i) any change in general economic conditions in the industries or markets in which the Company operates or in which the Acquired Assets are used;

(ii) seasonal reductions in revenues and/or earnings of the Company or the Acquired Assets in the ordinary course of its business;

(iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(iv) changes in Law or GAAP; and

(v) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby.

Notwithstanding the foregoing clauses (i), (iii) and (iv) shall not apply in the event of a disproportionate effect on the Company and its assets, including the Acquired Assets, as compared to other entities in the markets in which the Company operates or its assets are used.

“Material Ground Lease” means those Ground Leases listed on Schedule 1.1(iii).

“Material Real Property” means the Real Property listed on Schedule 1.1(iv).

“MLP” means SemGroup Energy Partners, L.P., a limited partnership organized under the Laws of the State of Delaware.

“MLP GP” means SemGroup Energy Partners G.P., L.L.C., a limited liability company organized under the Laws of the State of Delaware.

“Objections” has the meaning provided such term in Section 6.8(b).

“Organizational Documents” means any charter, certificate of incorporation, articles of association, certificate of limited partnership, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Parent” means SemGroup, L.P., a limited partnership organized under the Laws of the State of Oklahoma.

“Parent GP” means SemGroup G.P., L.L.C., a limited liability company organized under the Laws of the State of Oklahoma.

“Party” means Seller or Buyer, as the context so requires, and “Parties” means Seller and Buyer.

“Permits” means authorizations, licenses, permits or certifications issued by Governmental Authorities; provided, right-of-way agreements and similar rights and approvals are not included in the definition of Permits.

“Permitted Exceptions” has the meaning provided such term in Section 6.8(b).

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, in each case executed in the ordinary course of business, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, of a nature that do not have a Material Adverse Effect on the assets or properties subject thereto, (f) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (g) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (h) Liens granted in the ordinary course of business which do not secure the payment of Indebtedness and which do not materially and adversely affect the ability of the Company to conduct its business as currently conducted, (i) Liens which are of a nature that would be reasonably acceptable to a prudent owner or operator of asphalt and residual fuel terminals and storage facilities and facilities of a type similar to the Acquired Assets, (j) Liens listed in Schedule 1.1(iii), and (k) Liens created by Buyer or its successors and assigns.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, Governmental Authority or other entity of any kind.

“Pre-Closing Environmental Liabilities” means (i) any violation of Environmental Law by the Company, Sellers or Sellers’ Affiliates prior to the Effective Time or arising in connection with the ownership or operation of the Acquired Assets prior to the Effective Time, (ii) any Release of Hazardous Substances onto or from the Acquired Assets prior to the Effective Time or relating to or arising from any activities conducted on such properties or from operation of such assets prior to the Effective Time and (iii) any claim, action, cause of action, inquiry, investigation, remediation, removal or restoration with respect to the matters set forth in subsection (i) or (ii) above.

“Purchase Price” has the meaning provided such term in Section 2.2.

“Purchase Price Allocation Schedule” has the meaning provided such term in Section 6.11.

“Purchased Interests” has the meaning provided such term in the Recitals to this Agreement.

“Real Property” means the land on which the Acquired Assets are located which land is either owned in fee or leased by either Seller or K. C. Asphalt and that is to be contributed to the Company pursuant to the Contribution Agreement.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Required Governmental Consents” has the meaning provided such term in Section 7.1(j).

“Review Period” has the meaning provided such term in Section 6.8(b).

“Seller” has the meaning provided such term in the preamble to this Agreement.

“Seller Ancillary Document” means each agreement, document or certificate to be delivered by Seller at Closing pursuant to Section 2.3(b), including the Contribution Agreement, the Amended and Restated Omnibus Agreement, the Terminal Access and Use Agreement and the Terminalling and Storage Agreement.

“Seller Approvals” has the meaning provided such term in Section 3.3.

“Seller Entities” means Parent GP, Parent, SemManagement, Seller and K.C. Asphalt.

“Seller Indemnified Parties” has the meaning provided such term in Section 8.2(b).

“SemManagement” means SemManagement, L.L.C., a limited liability company organized under the Laws of the State of Delaware.

“Sublease” has the meaning provided such term in the Contribution Agreement.

“Subsidiary” means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries has a 50% or greater equity interest at the time.

“Survey” has the meaning provided such term in Section 6.8(a).

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.

“Taxes” or “Tax” means (a) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest, and (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Seller for payment of such amounts was determined or taken into account with reference to the liability of any other Person.

“Terminal Access and Use Agreement” means that certain Terminal Access and Use Agreement by and among Seller, K.C. Asphalt and the Company substantially in the form of Exhibit C attached hereto.

“Terminalling and Storage Agreement” means that certain Terminalling and Storage Agreement by and between SemMaterials and the Company in the form of Exhibit D attached hereto.

“Third Party Claim” has the meaning provided such term in Section 8.3(a).

“Title Commitment” has the meaning provided such term in Section 6.8(a).

“Title Commitment Documents” has the meaning provided such term in Section 6.8(a).

“Title Company” means a title company, reasonably acceptable to Buyer, that issues any policy of title insurance for the Buyer or the Company in connection with the consummation of the transactions contemplated hereunder or any mortgagee of Company.

“Title Policy” has the meaning provided such term in Section 6.8(a).

“United States” means United States of America.

Section 1.2 Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale of Purchased Interests. On the Closing Date, but effective as of the Effective Time and subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, the Purchased Interests, free and clear of any and all Liens other than transfer restrictions imposed thereon by applicable securities Laws.

Section 2.2 Purchase Price. The consideration payable by Buyer to Seller for the Purchased Interests shall be $378,800,000 (the “Purchase Price”). Payment of the Purchase Price shall be made by wire transfer on the Closing Date to a bank account designated in writing by Seller to Buyer at least two (2) Business Days prior to Closing.

Section 2.3 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., 320 South Boston Avenue, Suite 400, Tulsa, Oklahoma 74103-3708, commencing at 10:00 a.m. local time on the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties shall take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”); provided, the Closing shall be deemed to have been consummated at 12:01 a.m. Tulsa, Oklahoma time on the Closing Date (the “Effective Time”).

(b) At the Closing, Seller will deliver the following documents and deliverables to Buyer:

(i) an assignment or assignments effecting the transfer to Buyer of ownership of all the Purchased Interests together with certificates, if any, representing the Purchased Interests and such other documentation as may be required to admit Buyer as a member of the Company;

(ii) the Contribution Agreement and such documents and agreements executed pursuant thereto, including the Terminal Access and Use Agreement, the Deeds, Assignments, Easements and Subleases;

(iii) the certificate described in Section 7.1(c) duly executed by, or on behalf of, Seller;

(iv) certificates of good standing and existence from the Secretary of State of Delaware as of a recent date with respect to the Company;

(v) a counterpart of the Amended and Restated Omnibus Agreement, substantially in the form of Exhibit A attached hereto, duly executed by Parent, SemManagement, Seller and the Company;

(vi) a fully executed Terminalling and Storage Agreement, substantially in the form of Exhibit D attached hereto, duly executed by SemMaterials and the Company;

(vii) customary affidavits or other documents reasonably requested by the Title Company in commercially reasonable forms for transactions of this nature as required by the Title Company in order to issue the Title Policy, including without limitation the removal of standard printed exceptions, gap indemnity and issuance of non-imputation endorsements; and

(viii) such other certificates, instruments of conveyance and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c) At the Closing, Buyer will deliver the following documents and deliverables to Seller:

(i) an amount equal to the Purchase Price as described in Section 2.2;

(ii) a counterpart of the Amended and Restated Omnibus Agreement, substantially in the form of Exhibit A attached hereto, duly executed by MLP and MLP GP; and

(iii) such other certificates, instruments and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 2.4 Further Assurances. If at any time after the Closing Date, any further action is reasonably necessary to carry out the purposes of this Agreement, Buyer and Seller shall execute such additional conveyances or other instruments, and take such other action, as may be reasonably necessary to more effectively transfer, convey and assign to Buyer title to, and to put Buyer in actual ownership and control of the Purchased Interests and the Acquired Assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as disclosed in the Disclosure Schedule, Seller represents and warrants to Buyer as follows:

Section 3.1 Organization of Seller. Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Oklahoma and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 3.2 Authorization; Enforceability.

(a) Seller has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited partnership action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Each of the Seller Entities has all requisite partnership or limited liability company power and authority to execute and deliver each Seller Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all obligations to be performed by it thereunder. The execution and delivery by each of the Seller Entities of the Seller Ancillary Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite limited partnership or limited liability company action on the part of each such Seller Entity. When executed and delivered by each of the Seller Entities party thereto, each Seller Ancillary Document will constitute a valid and binding obligation of such Seller Entity, enforceable against such Seller Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3 No Conflict. The execution and delivery of this Agreement and each of the Seller Ancillary Documents by each of the Seller Entities party thereto and the consummation of the transactions contemplated hereby and thereby by the Seller Entities (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 (collectively, the “Seller Approvals”) have been made, given or obtained) do not and shall not:

(a) violate any Law applicable to the Seller Entities or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b) violate any Organizational Document of the Seller Entities; or

(c)(i) breach any Contract to which the Seller Entities are a party or by which the Seller Entities may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien upon any of the Purchased Interests or the Acquired Assets or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon the Purchased Interests or any of the assets of the Company, including the Acquired Assets.

Section 3.4 Litigation; Laws and Regulations. There are no civil, criminal, administrative, arbitration or other proceedings or governmental investigations pending or threatened before any

Governmental Authority against Seller, K.C. Asphalt or any of their Affiliates relating to the ownership of the Purchased Interests or the ownership and operation of the Acquired Assets by Seller or K.C. Asphalt that could have or which would reasonably be expected to have a Material Adverse Effect on Buyer’s ownership of the Purchased Interests or the Company’s ownership and operation of the Acquired Assets or that seek to restrain or enjoin the transactions contemplated by this Agreement. Seller, K.C. Asphalt and their Affiliates have not received notice of any demand, suit, action, investigation or proceeding (whether civil, criminal, administrative or otherwise) from any Person regarding compliance with Law in connection with its ownership of the Purchased Interests or the ownership and operation of the Acquired Assets. Neither Seller, K.C. Asphalt nor their Affiliates is in violation of or in default under any Law except as would not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Buyer’s ownership of the Purchased Interests or the Company’s ownership and operation of the Acquired Assets.

Section 3.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates.

Section 3.6 Ownership of Purchased Interests.

(a) SemMaterials is the sole member of the Company and has good and valid title to, holds of record and owns beneficially all of the Purchased Interests free and clear of any Liens other than (i) transfer restrictions imposed thereon by applicable securities Laws and (ii) Permitted Liens which will be released or removed at or prior to Closing.

(b) With respect to the Company, there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities, any other commitments or agreements providing for the issuance of additional equity interests or the repurchase or redemption of equity interests, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its equity interests. There are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Company. The Purchased Interests are duly authorized, validly issued and outstanding and fully paid, and were issued free of preemptive rights in compliance with applicable Laws. Upon consummation of the transactions contemplated by this Agreement, Buyer will be the sole member of the Company and will acquire good and valid title to all of the Purchased Interests, free and clear and any Liens other than transfer restrictions imposed thereon by applicable securities Laws or Liens created by Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING

TO THE COMPANY AND THE ACQUIRED ASSETS

Except as disclosed in the Disclosure Schedule, Seller represents and warrants to Buyer as follows:

Section 4.1 Organization of the Company. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own or lease its assets and to conduct its business as it is now being conducted and as will be conducted on the Closing Date. As of the Closing Date, the Company will be duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Company. Seller has made available to Buyer true copies of all existing Organizational Documents of the Company.

Section 4.2 Authorization; Enforceability. The Company has all requisite partnership power and authority to execute and deliver the Contribution Agreement, to consummate the transactions contemplated thereby and to perform all obligations to be performed by it thereunder. The execution and delivery of the Contribution Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite limited liability company action on the part of the Company. When executed and delivered by the Company, the Contribution Agreement will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3 No Conflict. The execution and delivery of this Agreement and each of the Ancillary Documents by each of the Seller Entities party thereto (and in the case of the Contribution Agreement, the Company) and the consummation of the transactions contemplated hereby and thereby by the Seller Entities and the Company (assuming all of Seller Approvals have been made, given or obtained) do not and shall not:

(a) violate, in any material respect, any Law applicable to the Company or the Acquired Assets or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b) violate any Organizational Document of the Company; or

(c) (i) breach any Contract to which the Company is a party or by which the Company is bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien under any such Contract, or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

Section 4.4 Subsidiaries. The Company owns no equity interests in any Person.

Section 4.5 Absence of Certain Changes. Since September 30, 2007, (a) there has not been any Material Adverse Effect with respect to the Company or the Acquired Assets, (b) the business of the Company or the operation of the Acquired Assets, in all material respects, has been conducted in the ordinary course consistent with past practices, and (c) there has been no damage, destruction or loss to the Acquired Assets which could reasonably be expected to have a Material Adverse Effect.

Section 4.6 Litigation. There are no civil, criminal, administrative, arbitration or other proceedings or governmental investigations pending or threatened against the Company or affecting the Acquired Assets that could have or which would reasonably be expected to have a Material Adverse Effect on Buyer’s ownership of the Purchased Interests or the Company’s ownership and operation of the Acquired Assets or that seek to restrain or enjoin the transactions contemplated by this Agreement or the Seller Ancillary Documents. The Company has not received notice of any demand, suit, action, investigation or proceeding (whether civil, criminal, administrative or otherwise) from any Person regarding compliance with Law in connection with its ownership and operation of its assets, including the Acquired Assets.

Section 4.7 Taxes. With respect to the Company and the Acquired Assets: (a) all Tax Returns required to be filed have been duly and timely filed with the appropriate Tax Authority, and were, when filed, true, correct and complete in all material respects, (b) all Taxes due and owing (whether or not shown as due on any Tax Returns) have been timely paid in full, (c) there are no Liens on the Purchased Interests or any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax, except for Permitted Liens (d) there is no claim, action, or proceeding pending by any applicable Tax Authority in connection with any Tax, (e) no Tax Returns are now under audit or examination by any Tax Authority, (f) there are no agreements or waivers providing for an extension of time with respect to the filing of any Tax Returns or the assessment or collection of any such Tax, (g) no written claim has been made by any Tax Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction and (h) no power of attorney that is currently in force has been granted with respect to any matter relating Taxes that could affect the Purchased Interests or the Acquired Assets.

Section 4.8 Environmental Matters. To Seller’s Knowledge:

(a) the operations of the of the Company and the Acquired Assets are, and have been, in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance in all material respects with, all material Permits required under all applicable Environmental Laws;

(b) neither the Company nor the Acquired Assets are the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation or the payment of a fine or penalty in either case which could be reasonably expected to result in an expenditure, either individually or in the aggregate, of more than $100,000;

(c) neither the Company nor the Acquired Assets are subject to any action, claim, suit, investigation, inquiry, or proceeding pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law;

(d) no circumstances exist with respect to the Company, the business of the Company, or the Acquired Assets that give rise to an obligation by the Company, Seller or K.C. Asphalt to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Substances under any applicable Environmental Laws which could be reasonably expected to result in an expenditure, either individually or in the aggregate, of more than $100,000;

(e) there has been no Release of any Hazardous Substances into the environment from the Acquired Assets or by the Company or the Seller’s operation thereof, except in compliance in all material respects with applicable Environmental Laws; and

(f) Seller has provided copies to the Buyer of all environmental studies, assessments, and investigations related to the Company and the Acquired Assets that are in the possession of Seller.

Buyer acknowledges that Sections 4.8 and 4.10 shall be deemed to be the only representations and warranties in the Agreement with respect to the environmental matters.

Section 4.9 Legal Compliance. Except with respect to (a) matters set forth in Schedule 4.9, (b) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.7), (c) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.8), and (d) compliance with Permits (as to which representations and warranties are made pursuant to Section 4.10), the Company is and the Acquired Assets are in compliance in all material respects with all applicable Laws and neither Seller, K.C. Asphalt, their Affiliates nor the Company has received written notice of any violation of any Law, relating to the operation or ownership of the Acquired Assets which could reasonably be expected to have a Material Adverse Effect.

Section 4.10 Permits. Seller and its Affiliates possess, and at Closing the Company will possess, or Seller or K.C. Asphalt on behalf of the Company will posses, all Permits necessary for the Company to own and operate its assets, including the Acquired Assets, as currently conducted. All such Permits are in full force and effect and Seller and its Affiliates, as applicable, have complied with all terms and conditions of such Permits. There are no lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof. The Permits (including such Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), a list of which has been provided to the Buyer, will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, including the contribution of the Acquired Assets to the Company pursuant to the Contribution Agreement.

Section 4.11 Title to Properties and Related Matters.

(a) Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired the Acquired Assets and all real property interests included in or related to the Acquired Assets, copies of all Ground Leases and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller and relating to such real property interests.

(b) Seller and K.C. Asphalt have good, indefeasible and, if applicable, marketable fee or leasehold, as applicable, title to the Real Property and the improvements thereon, in each case, free and clear of any Liens, except for Permitted Exceptions, and, upon the contribution of the Acquired Assets to the Company pursuant to the Contribution Agreement, the Company will have good, indefeasible and, if applicable, marketable fee or leasehold, as applicable, title to the Real Property and the improvements thereon, in each case, free and clear of any Liens, except for Permitted Exceptions.

(c) Each of the Ground Leases is in full force effect, represent the legal, valid and binding obligations of Seller, and to the Knowledge of Seller represents the legal, valid and binding obligation of the other parties thereto enforceable in accordance with its terms. Neither Seller nor, to Seller’s knowledge, the other parties thereto are in breach of any Ground Lease.

Section 4.12 Known Defects. To the knowledge of Seller, all of the plants, tanks, facilities and other tangible assets that comprise a portion of the Acquired Assets are (i) structurally sound with no known defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, and (iii) not in need of maintenance or repair except for ordinary, routine maintenance and repair, except for such circumstances that in the aggregate could not reasonably be expected to have a Material Adverse Effect on Buyer’s ownership of the Purchase Interests or on the Company’s ownership and operation of the Acquired Assets.

Section 4.13 Insurance. The Acquired Assets are covered by, and immediately after the Closing will be, and immediately after the Closing the Company will be, insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the asphalt and residual fuel terminalling and storage industry and consistent with past practice. All such insurance policies are, and after Closing will continue, in full force and effect and all premiums due and payable on such policies have been paid. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by any Seller Entity or their Affiliates other than in the ordinary course of business.

Section 4.14 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in or other commission in connection with the transactions contemplated hereunder based up arrangements made by the Company.

Section 4.15 Financial Information. All forecasts and projections of the direct operating expenses and terminalling and storage volumes with respect to the Acquired Assets provided by Seller and its Affiliates to Buyer have been prepared in good faith and are based upon the past operating practices of Seller and K.C. Asphalt and on assumptions which, in the light of the circumstances under which they are made, are reasonable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Organization of Buyer. Buyer is a limited liability company organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authorization; Enforceability.

(a) Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other limited liability company proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Each of the Buyer Entities has all requisite partnership or limited liability company power and authority to execute and deliver each Buyer Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all obligations to be performed by it thereunder. The execution and delivery by each of the Buyer Entities of the Buyer Ancillary Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite limited partnership or limited liability company action on the part of each such Buyer Entity. When executed and delivered by each of the Buyer Entities party thereto, each Buyer Ancillary Document will constitute a valid and binding obligation of such Buyer Entity, enforceable against such Buyer Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3 No Conflict. The execution and delivery of this Agreement and each of the Buyer Ancillary Documents by the Buyer Entities party thereto and the consummation of the transactions contemplated hereby and thereby by the Buyer Entities (assuming all required filings, consents, approvals authorizations and notices set forth in Schedule 5.3 (collectively, the “Buyer Approvals”) have been made, given or obtained) does not and shall not:

(a) violate any Law applicable to the Buyer Entities or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(b) violate any Organizational Document of the Buyer Entities; or

(c) (i) breach any Contract, to which a Buyer Entity is a party or by which a Buyer Entity may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien upon any of the properties or assets of the Buyer Entities or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

Section 5.4 Litigation. There are no civil, criminal, administrative, arbitration or other proceedings or governmental investigations pending or threatened against Buyer or any of its Affiliates that seek to restrain or enjoin the transactions contemplated by this Agreement.

Section 5.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

Section 5.6 Investment Representation. Buyer is purchasing the Purchased Interests for its own account with the present intention of holding the Purchased Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Purchased Interests in violation of any federal or state securities Laws. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Interests. Buyer acknowledges that the Purchased Interests have not been registered under applicable federal and state securities Laws and that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing Date. Seller covenants and agrees that, except as expressly provided in this Agreement or as otherwise approved by Buyer in writing, at all times from the date hereof through the Closing Date, that:

(a) Seller shall and shall cause K.C. Asphalt and the Company to:

(i) execute the Contribution Agreement and comply with the terms and conditions thereof;

(ii) keep, operate and maintain in all material respects the Acquired Assets in the ordinary course of business in accordance with industry standards, past operating and maintenance practices and all applicable Environmental Laws;

(iii) except for matters undertaken in the ordinary course of business and pursuant to the Contribution Agreement, not to dispose of any interest in any of the Acquired Assets or take any action (including the entry into any new contract, agreement or instrument) the taking of which, or omit to take any action the omission of which, would reasonably be expected to (x) cause a Lien to arise with respect to any of the Acquired Assets (other than Permitted Liens) or (y) bind Buyer or the Company in a manner that would reasonably be expected to require capital expenditures in excess of One Million Dollars ($1,000,000); and

(iv) carry, maintain and continue in full force through the Closing, all fire, casualty, property, theft, environmental and other insurance policies currently maintained by the Company or it Affiliates for the Acquired Assets. In the event the Acquired Assets, or any portion thereof, are damaged by fire, explosion or other unavoidable casualty and Seller, K.C. Asphalt or the Company receives insurance proceeds on account of such event, Seller shall, and agrees to cause and direct K.C. Asphalt and the Company to, use either such proceeds to purchase and/or construct replacement assets for the Acquired Assets that were so damaged or destroyed or assign the right to such proceeds to Buyer at Closing.

(b) Seller shall not permit or allow the Company to:

(i) amend its Organizational Documents;

(ii) liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person;

(iv) incur any Indebtedness, except for intracompany loans and debt incurred in connection with Parent’s and its Affiliates credit facilities or Indebtedness incurred in the ordinary course of business consistent with past practice, provided, all such Indebtedness is terminated at or prior to the Closing;

(v) issue or sell any equity interests, notes, bonds or other securities of the Company, or any option, warrant or right to acquire same;

(vi) adopt any profit sharing, compensation, savings, insurance, pension, retirement or other benefit plan or otherwise hire any employees;

(vii) enter into any Contract, except for Contracts entered into by the Company in the ordinary course of business or as contemplated by this Agreement;

(viii) create or assume any Lien, other than a Permitted Lien;

(ix) terminate or close any facility, business or operation relating to the Acquired Assets;

(x) file any material lawsuit with respect to the Acquired Assets;

(xi) cancel, compromise, waive, release or settle any right, claim or lawsuit with respect to the Acquired Assets other than immaterial rights and claims in the ordinary course of business;

(xii) enter into any transactions with the Seller Entities or their respective Affiliates, except as contemplated by this Agreement;

(xiii) acquire, commence or conduct any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code);

(xiv) take any action that would reasonably be expected to result in any representation and warranty of Seller set forth in this Agreement becoming untrue in any material respect; or

(xv) agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2 Access. From the date hereof through the Closing, Seller shall, and shall cause K.C. Asphalt and the Company to, afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of Seller’s, K.C. Asphalt’s or the Company’s business, to the Acquired Assets and the appropriate officers and employees of Seller’s Affiliates who provide services with respect to the Acquired Assets and shall furnish such authorized Representatives with all financial and operating data and other information concerning the Company and the Acquired Assets as Buyer and such Representatives may reasonably request. Seller shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations. Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to (a) any information the disclosure of which would jeopardize any privilege available to Seller or any of Seller’s Affiliate relating to such information or (b) any information the disclosure of which would result in a violation of Law.

Section 6.3 Third Party Approvals. Buyer and Seller shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties that any of Buyer, Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.

Section 6.4 Regulatory Filings. From the date of this Agreement until the Closing, each of Buyer and Seller shall, and shall cause their respective Affiliates to: (i) make or cause to be made the filings required of such party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees and expenses due of it in connection with such filings and to take any action necessitated by such filings, as promptly as is reasonably practicable, (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) use Reasonable Efforts to cause the expiration of the notice or waiting periods under the HSR Act and any other Laws with respect to the transactions contemplated hereby as promptly as reasonably possible, (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under any Laws for additional information, documents or other materials, (vii) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and (viii) use Reasonable Efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting.

Section 6.5 Update Information. At any time prior to the Closing, Seller may supplement and revise in writing any information furnished on the Disclosure Schedule to reflect post-signing developments and matters (which if not included on a Schedule would constitute a breach of this Agreement by Seller) by furnishing such supplemented information to Buyer pursuant to the notice provisions hereof. If Seller so furnishes supplemental information, the absence of such information would have resulted in a breach of any representation or warranty under this Agreement and the Closing occurs, then such information shall be deemed to amend this Agreement and the Disclosure Schedule for all purposes hereunder; provided, if such supplemental disclosure would result in Losses to the Buyer or its Affiliates in excess of $5,000,000 in the aggregate then Buyer may elect, by written notice to Seller, to terminate this Agreement.

Section 6.6 Books and Records. From and after the Closing, Buyer shall preserve and keep a copy of all records with respect to the Company and the Acquired Assets in Buyer’s possession for a period of at least five years after the Closing Date. After such five-year period, before Buyer shall dispose of any such records, Buyer shall give Seller at least 90 days prior notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such records as Seller may select. Buyer shall provide to Seller, at no cost or expense to Seller, reasonable access during business hours to such records as remain in Buyer’s possession and reasonable access during business hours to the properties and employees of Buyer in connection with matters relating to the business or operations of Acquired Assets on or before the Closing Date and any disputes relating to this Agreement.

Section 6.7 Permits. Seller and Buyer shall cooperate to provide all notices and otherwise take all actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement.

Section 6.8 Title and Survey.

(a) Within 20 days from the execution of this Agreement, Seller shall cause the Title Company to issue and deliver to Buyer a current title commitment or preliminary title report for each parcel of Material Real Property (a “Title Commitment”) for a Form Owner’s Title Policy (the “Title Policy”) insuring the Company’s fee title or leasehold interest in and to the Material Real Property, to be good and indefeasible, together with copies of all documents referenced in the Title Commitment (the “Title Commitment Documents”). Within 20 days after the date of this Agreement, Seller shall, at their sole cost and expense, deliver to Buyer a new survey or an existing survey accompanied by an affidavit (a “Survey”) of each parcel of the Material Real Property consisting of a plat and field notes prepared by a licensed surveyor conforming to the Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys (as adopted in 2005), including items Table A thereof as reasonably requested by Buyer.

(b) Buyer shall have a period of time commencing on the date Buyer receives a Title Commitment, all of the Title Commitment Documents and the Survey and ending on the date which is 10 days thereafter or on January 31, 2008, whichever is later (the “Review Period”), in which to notify Seller in writing of any commercially reasonable objections Buyer has to any matters shown on such Title Commitment or the Survey. All objections raised by Buyer in the manner herein provided for in any Title Commitment or Survey are hereafter called “Objections.” Seller shall use its Reasonable Efforts to remedy or remove all such Objections prior to Closing, provided, for any such Objections that are not remedied or removed prior to Closing, Seller shall continue to use its Reasonable Efforts for a period of 180 days after the Closing Date to remedy or remove all such Objections. Buyer shall have the right to terminate this Agreement by delivering written notice thereof to Seller prior to Closing if, at the time of Closing, there is any uncured Objection(s) which has, or is reasonably expected to have, a Material Adverse Effect on the Company’s ownership and operation of the Acquired Assets or on the value or marketability of the Material Real Property. If Buyer does not terminate this Agreement as provided in this Section 6.8(b), Buyer shall not be deemed to have waived such Objection(s), and Seller shall continue to use its Reasonable Efforts to remedy or remove such Objection(s) in accordance with this paragraph. Any title encumbrances or exceptions which are set forth in a Title Commitment or the Survey and to which Buyer does not object within the Review Period for such Title Commitment and Survey or which are thereafter waived by Buyer shall be deemed to be permitted encumbrances (the “Permitted Exceptions”).

Section 6.9 Estoppel Certificates. For a period of 180 days following the Closing Date, Seller shall use its Reasonable Efforts to have the landlords to the Ground Leases execute estoppel certificates.

Section 6.10 Subordination Agreements. For a period of 180 days following the Closing Date, Buyer shall use its Reasonable Efforts in assisting Seller and K.C. Asphalt to have the landlords to the Subleases to execute subordination, non-disturbance and attornment agreements.

Section 6.11 Purchase Price Allocation. Seller and Buyer acknowledge that the sale of the Purchased Interests will be treated for federal income tax purposes as a sale of the assets of the Company subject to the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. Accordingly, the Purchase Price shall be allocated as set forth in Schedule 6.10 attached hereto (the “Purchase Price Allocation Schedule”). Such allocation shall be binding on Buyer and Seller. After the Closing Date, neither Buyer nor Seller shall (i) take any position in any Tax Return, report, or form, including any amendments thereto, or (ii) reach any settlement or agreement in respect of any audit that, in either case, is inconsistent with the Purchase Price Allocation Schedule, unless such inconsistency is mandated by Law. If such inconsistency is mandated by applicable Law, the Party taking such position shall provide timely and reasonable notice to the other Party of such inconsistency and its effect on the Purchase Price Allocation Schedule.

Section 6.12 Transfer Taxes. Buyer shall be responsible for and shall pay (or remit to Seller for payment if required by applicable Law) all transfer, sales, use, registration and stamp Taxes, if any, required to be paid in connection with the transactions pursuant to this Agreement.

ARTICLE VII

CONDITIONS TO OBLIGATIONS

Section 7.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) Each of the representations and warranties of Seller contained in this Agreement shall be true in all material respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date) without giving effect to the words “material”, “material adverse effect” or “Material Adverse Effect”;

(b) Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;

(c) Seller shall have delivered to Buyer a certificate dated the Closing Date, certifying that the conditions specified in Sections 7.1(a) and 7.1(b) have been fulfilled and shall have delivered to Buyer the appropriate Foreign Investment in Real Property Tax Act affidavit(s) that complies with Section 1445 of Internal Revenue Code;

(d) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby or to recover damages in connection therewith;

(e) Buyer shall have received a true and complete copy, certified by the secretary of Seller’s general partner, of resolutions duly and validly adopted by the management committee of Seller’s general partner, evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Documents to which SemMaterials is a party and the consummation of transactions contemplated hereby and thereby;

(f) Buyer shall have received a true and complete copy, certified by the secretary of K.C. Asphalt, of resolutions duly and validly adopted by the management committee of K.C. Asphalt, evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the consummation of transactions contemplated hereby and thereby;

(g) Buyer shall have received a true and complete copy, certified by the secretary of Parent GP, of resolutions duly and validly adopted by the management committee of Parent GP, evidencing the authorization and execution of the Ancillary Documents to which Parent is a party and the consummation of the transactions contemplated thereby;

(h) Buyer shall have received a true and complete copy, certified by the secretary of SemManagement, of resolutions duly and validly adopted by the management committee of SemManagement, evidencing the authorization and execution of the Ancillary Documents to which SemManagement is a party and the consummation of the transactions contemplated thereby;

(i) Seller shall have delivered to Buyer all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(b);

(j) The consents of the Governmental Authorities listed in Schedule 7.1(j) (the “Required Governmental Consents”) shall have been made and obtained, and all waiting periods with respect to filings made under the HSR Act with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated;

(k) The consents of third parties listed in Schedule 7.1(k) shall have been made and obtained;

(l) The Acquired Assets shall have been contributed by Seller and K.C. Asphalt to the Company pursuant to the Contribution Agreement;

(m) Buyer shall have obtained such third party financing as may be required for Buyer to consummate the transactions contemplated by this Agreement which shall have been approved by the board of directors of MLP GP;

(n) the Title Company shall have agreed to unconditionally issue the Title Commitments, subject only to Permitted Exceptions, other than those Title Commitments subject to an Objection or Objections of Buyer that was not or were not either remedied or removed by Seller prior to Closing but for which Seller is continuing to use its Reasonable Efforts to cure after the Closing pursuant to Section 6.8(b);

(o) Seller and K.C. Asphalt shall have obtained consents to assignment from the landlords of the Material Ground Leases that require consent to assign to the Company;

(p) SemMaterials and the Company shall have entered into the Terminalling and Storage Agreement;

(q) Seller, K.C. Asphalt and the Company shall have entered into the Terminal Access and Use Agreement; and

(r) The Amended and Restated Omnibus Agreement shall have been executed by Parent and SemManagement.

Section 7.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

(a) Each of the representations and warranties of Buyer contained in this Agreement shall be true in all material respects as of the date of this Agreement and as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date) without giving effect to the words “material” or “Material Adverse Effect”;

(b) Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing;

(c) Buyer shall have delivered to Seller a certificate, dated the Closing Date, certifying that the conditions specified in Section 7.2(a) and 7.2(b) have been fulfilled;

(d) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith;

(e) Buyer shall have delivered to Seller all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(c);

(f) Seller shall have received a true and complete copy, certified by the secretary of Buyer, of resolutions duly and validly adopted by the board of directors of Buyer, evidencing authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(g) Seller shall have received a true and complete copy, certified by the secretary of MLP GP, of resolutions duly and validly adopted by the board of directors of MLP GP, evidencing authorization of the execution and delivery of the Ancillary Documents to which it or MLP is a party and the consummation of the transactions contemplated thereby;

(h) All Required Governmental Consents shall have been made and obtained, and all waiting periods with respect to filings made under the HSR Act with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated;

(i) The consents of third parties listed in Schedule 7.2(i) shall have been made and obtained;

(j) Seller and the Company shall have entered into the Terminalling and Storage Agreement;

(k) Seller, K.C. Asphalt and the Company shall have entered into the Terminal Access and Use Agreement; and

(l) The Amended and Restated Omnibus Agreement shall have been executed by MLP and MLP GP.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) The representations and warranties of the Parties contained herein and all covenants contained herein that are to be performed prior to the Closing will survive for 12 months following the Closing; provided, however, the representations and warranties contained in Sections 4.7, 4.8 and 4.10 shall survive for twenty-four months following the Closing and the Fundamental Representations and Warranties shall survive the closing up to the applicable statute of limitations. No Party shall have any liability for indemnification claims made under this Article VIII with respect to any such representation, warranty or covenant unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or covenant or claim, then the applicable representation, warranty or covenant shall survive as to such claim, until such claim has been finally resolved.

(b) All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing, will survive the Closing in accordance with their terms.

Section 8.2 Indemnification.

(a) From and after the Closing, Seller shall indemnify and hold harmless Buyer, the Company, Buyer’s Affiliates and their respective Representatives (the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties incur from or out of (i) any breach of any representation, warranty or covenant of Seller in this Agreement and (ii) the business and operations of the Company and the Acquired Assets relating to periods prior to the Effective Time, including Pre-Closing Environmental Liabilities and any Taxes of the Company for periods or partial periods ending on or before the Effective Time and any Taxes which are attributable to the ownership or operation of the Acquired Assets during any periods or partial periods ending on or before the Effective Time.

(b) From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives (the “Seller Indemnified Parties”) from and against all Losses that Seller Indemnified Parties incur arising from or out of (i) the business and operations of the Company and the Acquired Assets relating to periods after the Effective Time to the extent such Losses are not matters for which Seller has an indemnification obligation under the provisions of Section 8.2(a) and (ii) any breach of any representation, warranty or covenant of Buyer in this Agreement

(c) Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.3 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 8.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 8.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Subject to the other provisions of this Article VIII, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

(e) In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article VIII, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.

Section 8.4 Additional Agreements Regarding Indemnification. Notwithstanding anything to the contrary herein:

(a) Seller shall have no liability arising out of or relating to Section 8.2 except if the aggregate Losses actually incurred by Buyer Indemnified Parties thereunder exceed 1% percent of the Purchase Price (and then, subject to Section 8.4(c), only to the extent such aggregate Losses exceed such amount), provided, the foregoing limitation shall not apply to Seller’s indemnity obligations with respect to Fundamental Representations and Warranties or the matters covered by Section 8.2(a)(ii);

(b) in no event shall Seller’ aggregate liability arising out of or relating to Section 8.2 exceed 25% percent of the Purchase Price, provided, the foregoing limitation shall not apply to Seller’s indemnity obligations with respect to Fundamental Representations and Warranties or the matters covered by Section 8.2(a)(ii);

(c) the amount of any Loss for which a Buyer Indemnified Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually recovered with respect to such Loss and (ii) indemnification or reimbursement payments actually recovered from third parties with respect to such Loss;

(d) for purposes of determining whether there has been a breach or inaccuracy of a representation or warranty by a party in connection with the assertion of a claim for indemnification under Article VIII, or determining the amount of a Loss, with respect to any asserted breach or inaccuracy, such determination shall be made without regard to any qualifier as to “material,” “materiality” or “Material Adverse Effect” expressly contained in Article III.

Section 8.5 Waiver of Other Representations and Warranties.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE

CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED INTERESTS, THE COMPANY, THE ACQUIRED ASSETS, OR ANY PART THEREOF, EXCEPT THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANY OR THE ACQUIRED ASSETS OTHER THAN THE REPRESENTATION AND WARRANTY GIVEN IN SECTION 4.15 HEREOF.

(b) The representations and warranties contained in Section 4.8 shall be the exclusive representations and warranties with regard to Environmental Laws and related matters.

Section 8.6 Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the Purchase Price for Tax purposes.

Section 8.7 Exclusive Remedy.

(a) Notwithstanding anything to the contrary herein except (i) as provided in Sections 2.1, 2.2 and 2.3 (as to all of which Buyer shall be entitled to specific performance and Seller shall be entitled to damages without regard to the limitations provided in Section 8.7(b) below) and (ii) other than with respect to any claim for fraud, this Article VIII shall be the sole and exclusive remedy between the Parties and no Party shall have any liability, and no Party shall make any claim, for any Loss or other matter (and Buyer and Seller hereby waive any right of contribution against the other and their respective Affiliates), under, arising out of or relating to this Agreement, any other document, agreement, certificate or other matter delivered pursuant hereto or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER , THAT THIS SECTION 8.7(b) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE VIII FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER ARTICLE VIII.

ARTICLE IX

TERMINATION

Section 9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;

(b) by Buyer, if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within 30 days after written notice thereof from Buyer;

(c) by Seller, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within 30 days after written notice thereof from Seller;

(d) by either Buyer or Seller if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(e) by Buyer pursuant to Sections 6.5 or 6.8(b); or

(f) by either Buyer or Seller, if the Closing has not occurred on or before March 31, 2008 or such later date as the Parties may agree upon; provided that as of such date the terminating party is not in default under this Agreement.

Section 9.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto; provided, however, that if this Agreement is validly terminated by a Party as a result of an intentional, material breach of this Agreement by the non-terminating Party, then the terminating Party shall be entitled to all rights and remedies available under Law or equity. The provisions of Sections 10.2 and 10.4 hereof shall survive any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

(a)	If to Buyer, to:

SemGroup Energy Partners Operating, L.L.C. 6120 South Yale Suite 500
Tulsa, Oklahoma 74136 Attn: President Fax: 918.524.5805

with a copy to:

Baker Botts L.L.P. 2001 Ross Avenue, Suite 600 Dallas, Texas 75201 Attn: Doug Rayburn, Esq. Fax: 214.661.4634

(b)	If to Seller, to:

SemMaterials, L.P. 6502 South Yale Tulsa, Oklahoma 74136 Attn: President Fax: 918.524.8920

with a copy to:

Hall, Estill, Gable, Golden & Nelson, P.C. 320 South Boston Avenue, Suite 400 Tulsa, Oklahoma 74103 Attn: Michael D. Cooke, Esq. Fax: 918.594.0505

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 10.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided that nothing herein shall restrict Buyer from transferring its rights and obligations hereunder to one or more Affiliates of Buyer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 10.3 Rights of Third Parties. Except for the provisions of Section 8.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 10.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 10.6 Entire Agreement. This Agreement (together with the Disclosure Schedule and exhibits to this Agreement) and the Ancillary Documents constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 10.7 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of Seller or required to be disclosed on the Disclosure Schedule.

Section 10.8 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

Section 10.9 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior consent of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances.

Section 10.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 10.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Oklahoma without regard to the Laws that might be applicable under conflicts of laws principles.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Tulsa, Oklahoma, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Tulsa, Oklahoma with respect to any matter under this Agreement shall be binding.

(c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 10.11(b).

(d) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

Section 10.12 Action by Buyer. With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by Buyer prior to or after the Closing Date, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of Buyer.

[signatures on following page]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER:

SEMMATERIALS, L.P.

By:	SemOperating G.P., L.L.C. its general partner

By:	/s/ Frank R. Panzer
Name:	Frank R. Panzer
Title:	President of SemMaterials

BUYER:

SEMGROUP ENERGY PARTNERS OPERATING, L.L.C.

By:	/s/ Kevin L. Foxx
Name:	Kevin L. Foxx
Title:	Chief Executive Officer

Signature Page to

Purchase and Sale Agreement between

SemMaterials, L.P.

and

SemGroup Energy Partners Operating, L.L.C.

dated January 14, 2008